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                                                                    EXHIBIT 11.1

                          DURACELL INTERNATIONAL INC.
               COMPUTATION OF EARNINGS PER SHARE OF COMMON STOCK
              FOR FISCAL YEARS ENDED JUNE 30, 1994, 1993 AND 1992
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                                            1994          1993           1992
                                                                            ----          ----           ----
Primary Computations:
Weighted average number of shares outstanding                              116.4         113.9          110.0
   Effect of outstanding stock options                                       2.8           4.9            6.9
                                                                         -------       -------        -------
   Weighted average number of shares and share
        equivalents outstanding                                            119.2         118.8          116.9
                                                                         =======       =======        =======

Per share amounts:
   Income before extraordinary items and accounting change               $  1.68       $  1.04        $  1.43
   Extraordinary items                                                       -             -             (.34)
Cumulative effect of accounting change                                       -            (.63)           -
                                                                         -------       -------        -------
   Net income (a)(b)                                                     $  1.68       $   .41        $  1.09
                                                                         =======       =======        =======

Fully Diluted Computations:
Weighted average number of shares outstanding                              116.4         113.9          110.0
   Effect of outstanding stock options                                       3.2           4.5            6.9
                                                                         -------       -------        -------
   Weighted average number of shares and share equivalents
        outstanding                                                        119.6         118.4          116.9
                                                                         =======       =======        =======

Per share amounts:
   Income before extraordinary items and accounting change               $  1.67       $  1.05        $  1.43
   Extraordinary items                                                       -             -             (.34)
   Cumulative effect of accounting change                                    -            (.64)           -
                                                                         -------       -------        -------

   Net income (a)(b)                                                     $  1.67       $   .41        $  1.09
                                                                         =======       =======        =======

- - ---------------------------

(a) These calculations are submitted in accordance with Regulation S-K item 601 (b)(11).

(b) Calculated by dividing the following by the weighted average number of shares and share equivalents:


        Income before extraordinary items and accounting change          $ 200.2       $ 123.9        $ 166.8
        Extraordinary items                                                   -             -           (39.0)
        Cumulative effect of accounting change                                -          (75.4)            -
                                                                         -------       -------        -------
        Net income                                                       $ 200.2       $  48.5        $ 127.8
                                                                         =======       =======        =======